SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ]     Preliminary Proxy Statement
[  ]     Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[  ]     Definitive Additional Materials
[  ]     Soliciting Material Pursuant to ss.240.1a-11(c) or ss.240.1a-12


                              Kaneb Services, Inc.
                (Name of Registrant as Specified In Its Charter)

                              Kaneb Services, Inc.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

 [X]     No filing fee required.
 [ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

         1) Title of each class of securities to which transaction applies:  N/A

         2) Aggregate number of securities to which transaction applies:  N/A

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11; (Set forth amount on which the filing is calculated and state how it was determined.): N/A

         4) Proposed maximum aggregate value of transaction:  N/A

         5) Fee paid previously with preliminary materials:  N/A

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount previously paid:  N/A

         2) Form, Schedule or Registration Statement No.:  N/A

         3) Filing Party:  N/A

         4) Date Filed:  N/A

         5) Total fee paid:  N/A

                              KANEB SERVICES, INC.
                          2435 North Central Expressway
                             Richardson, Texas 75080

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 14, 1999



To the Stockholders of  Kaneb Services, Inc.:

         Notice is hereby given that the Annual Meeting of Stockholders of Kaneb Services, Inc., a Delaware corporation (the "Company") will be held at 401 Ward Parkway, Kansas City, Missouri 64112, at 9:00 A.M. Central time, on May 14, 1999, for the following purposes:

     (1)  to elect a Board of Directors; and,

     (2) to transact such other business as may properly come before the meeting or any adjournment thereof.

         Stockholders of record at the close of business on March 15, 1999, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

         Stockholders are cordially invited to attend the meeting in person. Those who will not attend and who wish that their stock be voted are requested to sign, date and promptly mail the enclosed proxy in the enclosed stamped return envelope.

                                    By Order of the Board of Directors



                                    Howard C. Wadsworth
                                    Vice President, Treasurer and Secretary



Richardson, Texas
March 25, 1999



     WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, YOU ARE URGED TO
       SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD PROMPTLY. IF YOU ATTEND
          THE MEETING, YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.

                              KANEB SERVICES, INC.

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 14, 1999
                       ----------------------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

         This Proxy Statement is furnished in connection with the solicitation of proxies of the holders of the Common Stock, no par value (the "Common Stock"), of Kaneb Services, Inc. ("Kaneb" or the "Company") on behalf of the Board of Directors of Kaneb for use at the Annual Meeting of Stockholders to be held on May 14, 1999, at 401 Ward Parkway, Kansas City, Missouri 64112, at 9:00 A.M. Central time, or at any adjournment of such meeting. Copies of the accompanying Notice of Annual Meeting of Stockholders (the "Notice"), Proxy Statement and Form of Proxy are being mailed to stockholders on or about March 31, 1999.

         A proxy that has been received by Kaneb management may be revoked by the stockholder giving such proxy at any time before it is exercised. However, mere attendance at the meeting by the stockholder will not itself have the effect of revoking the proxy. A stockholder may revoke his proxy by notification in writing (or in person, if he attends the meeting) given to Howard C. Wadsworth, Vice President, Treasurer and Secretary of Kaneb, 2435 North Central Expressway, Richardson, Texas 75080, or by proper execution of a proxy bearing a later date. A proxy in the accompanying form, when properly executed and returned, will be voted in accordance with the instructions contained therein. A proxy received by management which does not withhold authority to vote or on which no specification has been indicated will be voted in favor of the proposals set forth in the proxy.

         Kaneb's principal executive offices are located at 2435 North Central Expressway, Richardson, Texas 75080, and its telephone number is (972) 699-4000.

         The cost of preparing and mailing the proxy, Notice and Proxy Statement will be paid by the Company. In addition to mailing copies of this material to all stockholders of Kaneb, the Company has retained D.F. King & Co. to request banks and brokers to forward copies of such material to persons for whom they hold Kaneb stock and to request authority for execution of the proxies. The Company will pay D.F. King & Co. a fee of $4,000, excluding expenses, and will reimburse banks and brokers for their reasonable, out-of-pocket expenses incurred in connection with the distribution of proxy materials.

         At the date of this Proxy Statement, the management of Kaneb does not know of any business to be presented at the meeting, other than as set forth in the Notice accompanying this Proxy Statement. If any other business should properly come before the meeting, it is intended that the shares represented by proxies will be voted with respect to such business in accordance with the judgment of the persons named in the proxy.


             COMMON STOCK OUTSTANDING AND PRINCIPAL HOLDERS THEREOF

         The Board of Directors of Kaneb has fixed the close of business on March 15, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). At that date, there were outstanding 31,415,622 shares of Kaneb Common Stock and the holders of record on that date will be entitled to one vote for each share held by them for each proposition to be presented at the meeting.

         As of March 15, 1999, all Directors and executive officers of the Company as a group owned beneficially an aggregate of 2,252,388 shares, representing approximately 7.17% of the outstanding shares of Kaneb Common Stock. Such ownership amount includes 564,360 shares which can be acquired by Directors and executive officers of the Company pursuant to the exercise of outstanding stock options within 60 days of March 15, 1999.

         The following table sets forth information with respect to the shares of Kaneb's Common Stock owned of record or beneficially as of March 15, 1999, by all persons other than Directors and executive officers of the Company who own of record or are known by Kaneb to own beneficially more than 5% of such class of securities:

  Name and Address                  Type of           Number            Percent
  of Stockholder                   Ownership         of Shares          of Class
--------------------------------  -----------        ---------          --------
Franklin Resources, Inc. (1)       Beneficial        3,200,000           10.19%
777 Mariners Island Blvd.
San Mateo, California 94403-7777

David L. Babson & Co. (2)          Beneficial        2,367,300            7.54%
One Memorial Drive
Cambridge, Massachusetts  02142-1300

(1)  The information included herein was obtained from information  contained in
     Schedule 13G/A, dated September 10, 1998, filed by the stockholder with the Securities and Exchange Commission ("SEC"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(2)  The information included herein was obtained from information  contained in
     Schedule 13G, dated February 3, 1999, filed by the stockholder with the SEC, pursuant to the Exchange Act.


                              ELECTION OF DIRECTORS

         At the Annual Meeting of Stockholders of the Company, six Directors, constituting the entire Board of Directors of Kaneb (the "Board"), are to be elected by the holders of Common Stock to hold office until the next Annual Meeting of Stockholders and thereafter until their respective successors are elected and qualified. All six nominees proposed by the Board for election by the holders of Common Stock are incumbent Directors. Although the Board does not contemplate that any of the nominees will be unable to serve, if such should occur prior to the meeting, proxies which do not withhold authority to vote for Directors will be voted for a substitute in accordance with the best judgment of the person or persons authorized by such proxies to vote.

         The enclosed form of proxy provides a means for stockholders to vote for all the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees. Each properly executed proxy received in advance of the commencement of the meeting will be voted as specified therein. If a stockholder does not specify otherwise, the shares represented by their proxy will be voted for the nominees listed therein or as noted above for other nominees selected by the Board. Unless a stockholder who withholds authority votes in person at the meeting or votes by means of another proxy, the withholding of authority will have no effect upon the election of Directors because Kaneb's By-Laws provide that Directors are elected by a plurality of the votes cast. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of Directors. However, the shares held by each stockholder who signs and returns the enclosed form of proxy will be counted for purposes of determining the presence of a quorum at the meeting.

Nominees for Directors

         The following table sets forth: (i) the name and age of each nominee listed in the enclosed form of proxy; (ii) the principal occupation of such nominee; (iii) the year during which such nominee first became a Director of Kaneb; and (iv) the number of shares of Common Stock beneficially owned by such nominee as of March 15, 1999.

                                                                                   Shares of Common       Percent
                                                            Year First           Stock Beneficially       of Out-
                                                             Became a                 Owned at           standing
      Name               Principal Occupation                Director     Age     March 15, 1999(1)       Shares
-------------------      -------------------------------   -------------  ---    -------------------     -------

John R. Barnes           Chairman of the Board,                1986       54          1,414,135              4.50%
                         President and Chief Executive
                         Officer of Kaneb

Sangwoo Ahn              General Partner of Morgan             1989       60            214,492              *
                         Lewis Githens & Ahn, an
                         investment banking firm (2)

Frank M. Burke, Jr.      Chairman and Managing General         1997       59             51,429              *
                         Partner of Burke, Mayborn
                         Company, Ltd., a private
                         investment company (3)

Charles R. Cox           Industrial Services Consultant        1995       56             78,492              *
                         (formerly Industrial Group
                         President of Fluor Daniel, Inc.,
                         an international services
                         company) (4)

Hans Kessler             Chairman and Managing Director        1998       49             28,947              *
                         of KMB Kessler + Partners GmbH,
                         a private management consulting
                         company (5)

James R. Whatley         Investments (6)                       1956       72            124,933              *


*Less than one percent.

(1) Shares listed include those beneficially owned by the person indicated, his spouse or children living at home, as well as those shares that are subject to options exercisable by such person within 60 days of March 15, 1999.

(2) Mr. Ahn has been a general partner of Morgan Lewis Githens & Ahn, an investment banking firm, since 1982 and currently serves as a Director of Gradall Industries, Inc., ITI Technologies, Inc., PAR Technology Corporation, Quaker Fabric Corporation, and Stuart Entertainment, Inc.

(3) Mr. Burke has held the described position for more than the past five years and currently serves as a Director of Medicalcontrol, Inc. He was previously associated with Peat, Marwick, Mitchell & Co. (now KPMG LLP), an international firm of certified public accountants, for twenty-four years.

(4) Mr. Cox has been a private business consultant since retiring in January 1998 from Fluor Daniel, Inc., an international services company, where he served in senior executive level positions during a 27 year career with that organization.

(5) Mr. Kessler has served as Chairman and Managing Director of KMB Kessler + Partner GmbH since 1992. He was previously a Managing Director and Vice President of a European Division of Tyco International Ltd.

(6) Mr. Whatley served as Chairman of the Board of Directors of Kaneb from February 1981 until April 1989.

 Meetings and Committees of the Board of Directors

         During 1998, the Board held seven meetings and each incumbent Director attended 100% of such meetings and of meetings held by all committees of the Board on which he served during his term.

         The Board has an Audit Committee which is currently comprised of Sangwoo Ahn and Frank M. Burke, Jr. The functions of the Audit Committee, which held three meetings during 1998, include the planning of, and fee estimate approval for, the annual audit of Kaneb's consolidated financial statements, the review of the results of the examination by Kaneb's independent accountants of Kaneb's consolidated financial statements, and the approval of any non-audit services performed by Kaneb's independent accountants, if any, and consideration of the effect of such non-audit services on the auditors' independence. The Board also has a Compensation Committee composed of James R. Whatley and Charles
R. Cox. The function of the Compensation Committee, which held three meetings during 1998, is to establish and review the compensation programs for the executive officers of Kaneb and its subsidiaries and to formulate, recommend and implement incentive, stock option or other bonus plans or programs for the officers and key employees of Kaneb and its subsidiaries.

         The Board also has a Nominating Committee comprised of all of the non-employee Directors. The Nominating Committee held one meeting during 1998. The Nominating Committee considers and recommends future nominees to the Board and considers nominees recommended by stockholders of the Company. Recommendations for nominees for election in 2000 must be submitted in writing by December 1, 1999, to Howard C. Wadsworth, Vice President, Treasurer and Secretary of Kaneb, 2435 North Central Expressway, Richardson, Texas 75080. The submitted recommendations must be accompanied by a statement of qualifications of the recommended nominee and a letter from the nominee affirming that they will agree to serve as a Director of Kaneb if elected by the stockholders.

Executive Officers

         The following table sets forth the names, ages, positions with Kaneb and ownership of Kaneb's Common Stock for the executive officers of Kaneb.

                                                                                  Shares of Common        Percent
                                                             Years of            Stock Beneficially       of Out-
                                                            Service in                Owned at           standing
      Name                         Office                     Office      Age     March 15, 1999(1)       Shares
-------------------      --------------------------         -----------   ---    -------------------     -------

John R. Barnes            Chairman of the Board,                12        54          1,414,135              4.50%
                          President and Chief
                          Executive Officer

Edward D. Doherty         Senior Vice President                 10        63            152,254              *

Joseph P. Lahey           Senior Vice President (2)              3        51             98,094              *

Howard C. Wadsworth       Vice President, Treasurer              8        54             65,853              *
                          and Secretary

William H. Kettler, Jr.   Vice President (3)                     2       45              13,759              *

Michael R. Bakke          Controller (4)                         1       39               -0-                *

*Less than one percent.

(1) Shares listed include those beneficially owned by the person indicated or his spouse or children living at home, as well as those shares that are subject to options exercisable by such person within 60 days of March 15, 1999.

(2)  Mr.  Lahey  joined  Kaneb in March 1996.  From 1993 to 1996,  Mr. Lahey was
     Senior Vice President of Liberty Technologies, Inc.

(3) Mr. Kettler was elected Vice President in April 1997, prior to which he served as Director of Human Resources for Kaneb from 1989.

(4)  Mr. Bakke joined the Company in January 1998 and was elected  Controller in
     February  1998.  From 1995 to 1997, Mr. Bakke served as Director of Finance and  Planning  for  Enserch  Exploration,  Inc.,  and  served as Manager of
     Financial  Planning  and  Reporting  and  Assistant   Treasurer  for  DALEN
     Resources Corp. from 1991 to 1995. Mr. Bakke was previously associated with
     KPMG Peat Marwick LLP (now KPMG LLP),  an  international  firm of certified public accountants, for ten years.


                             EXECUTIVE COMPENSATION


Executive Officers

     The following table sets forth information concerning the annual and long-term compensation for services to the Company in all capacities paid for the fiscal years ended December 31, 1998, 1997 and 1996 to the Chief Executive Officer and the four other most highly compensated executive officers of Kaneb (the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                                                     Long-Term Compensation
                                                         ----------------------------------------
                                                              DSUs       Options
                                                          Related to    Related to       Other
    Name and                   Annual Compensation(1)      Deferred      Deferred        Stock        All Other
Principal Position          Year     Salary    Bonus(2)  Compensation  Compensation     Options    Compensation(3)
-----------------------   -------  --------- ----------  ------------  ------------  ------------  ---------------
John R. Barnes             1998    $ 416,708 $   -0-     $ 136,837      $ 197,053     $   -0-        $     8,488
Chairman of the Board      1997      400,667     -0-         6,252          -0-           -0-            128,238(4)
President and Chief        1996      313,296     -0-       148,735        113,926       450,000            8,002
Executive Officer

Edward D. Doherty          1998      216,758     -0-         5,787          4,556         -0-              6,402
Senior Vice President      1997      208,350    18,420       4,554          3,275         -0-              6,540
                           1996      200,333    93,040      13,129          7,273       240,000            6,832

Joseph P. Lahey           1998       216,758     -0-        20,663         30,752         -0-              3,488
Senior Vice President     1997       208,350    98,800(5)      162          -0-          25,000            2,965
                          1996       167,000(6)  -0-        21,818         21,818       100,000              145

Howard C. Wadsworth       1998       187,525     -0-         6,506          8,867         -0-              8,488
Vice President,           1997       180,300    42,500         255          -0-           -0-              7,933
Treasurer and Secretary   1996       180,000    45,000      14,548         13,399        65,000            6,746

Michael R. Bakke          1998       116,593(7)  -0-         3,789          5,684        15,000               61
Controller

(1) Amounts for 1998, 1997 and 1996, respectively, include compensation voluntarily deferred for the purchase of Deferred Stock Units ("DSUs") pursuant to Kaneb's Deferred Stock Unit Plan (the "DSU Plan") by Mr. Barnes ($175,905, $156,648 and $58,743); Mr. Doherty ($10,308, $28,420 and
     $3,750); Mr. Lahey ($30,923,  $30,000 and $11,250); Mr. Wadsworth ($14,760,
     $18,000 and  $7,750);  and,  Mr.  Bakke  ($2,250  for 1998)  and/or for the
     purchase of DSUs pursuant to Kaneb's Supplemental Deferred Compensation Plan (the "SDC Plan") by Mr. Barnes ($14,960, $14,500 and $54,927); Mr.
     Doherty ($3,384,  $2,980 and $11,151);  and Mr. Wadsworth ($1,632, $360 and
     $1,800). See "Description of Other Programs."

(2) Represents annual incentive bonus amounts earned during the year shown, which amounts were paid in the following year, unless otherwise noted. Amounts for 1996 include a non-recurring lump-sum payment to Mr. Wadsworth of $10,000, in lieu of a salary increase, which was paid in 1996.

(3) Includes the amount of the Company's contribution to the Savings Investment Plan (the "401(k) Plan") and the imputed value of Company-paid group term life insurance exceeding $50,000. For 1998, the amounts were on behalf of Mr. Barnes ($8,200 and $288); on behalf of Mr. Doherty ($5,700 and $702); on behalf of Mr. Lahey ($3,200 and $288); on behalf of Mr. Wadsworth ($8,200 and $288); and, on behalf of Mr. Bakke ($-0- and $61).

(4) Includes $120,000 for the appraised value determined by an independent banking firm of 1,000 shares of the Company's Adjustable Rate Cumulative Class A Preferred Stock, Series F ("Series F Preferred").

(5) Mr. Lahey purchased 12,500 shares of Kaneb's common stock from Kaneb at the closing market price on February 19, 1998 with the net proceeds of an incentive bonus. Contemporaneously with such purchase, Kaneb granted Mr. Lahey fully vested stock options on 25,000 shares of Kaneb's common stock, exercisable at that same market price.

(6) Represents salary earned by Mr. Lahey from the date he joined Kaneb (March 1, 1996) through December 31, 1996.

(7) Represents salary earned by Mr. Bakke from the date he joined Kaneb (January 28, 1998) through December 31, 1998.


                  Options/SAR's Granted During Last Fiscal Year

         The following table includes the details of stock options granted to the Named Executive Officers during 1998. All stock options were priced at 100% of the closing price of Kaneb's Common Stock on the date of grant. For illustrative purposes only, the Black-Scholes option pricing model has been used to estimate the value of stock options issued by Kaneb. The assumptions used in the calculations under such model include stock price variance or volatility based on weekly average variances of the stock for the five-year period preceding issuance, a risk-free rate of return based on the 30-year U.S. Treasury bill rate for the five-year expected life of the options, and exercise of the options at the end of their expected life. The actual option value realized, if such option is exercised, will be based upon the excess of the market price of Kaneb's Common Stock over the exercise price of the option on the date of exercise. There is no relationship between the actual option value upon exercise and the illustration below.

                                                   % of Total                                           Computed Value
                                 Number of           Granted                                              Using Black
                               Options/SAR's      To Employees    Exercise Price      Expiration        Scholes Option
       Name                       Granted          During Year        ($/Share)         Date            Pricing Model
------------------------       -------------      ------------    --------------      -----------      ---------------
John R. Barnes (1)                197,053            39.0%           $    4.75         8/9/08              $366,519
Edward D. Doherty (1)               3,275             0.6%                5.625        3/5/08                 7,434
Edward D. Doherty (1)               4,556             0.9%                4.75         8/9/08                 8,474
Joseph P. Lahey (2)                25,000             4.9%                5.375        2/18/08               53,750
Joseph P. Lahey (1)                30,752             6.1%                4.75         8/9/08                57,199
Howard C. Wadsworth (1)             8,867             1.8%                4.75         8/9/08                16,493
Michael R. Bakke                   15,000             3.0%                5.5625       7/22/08               32,700
Michael R. Bakke (1)                5,684             1.1%                4.75         8/9/08                10,572

(1) Issued in connection with participation in the Company's Deferred Stock Unit Plan as described on page 7. (2) Issued in connection with the purchase of common stock with 1997 Bonus.



               Aggregated Option/SAR Exercises in Last Fiscal Year
                        And Fiscal Year End Option Values


         There were no options or SAR's exercised by the Named Executive Officers during 1998.


                                                              Number of Unexercised          Value of Unexercised
                             Shares                               Options Held               In-the-Money Options
                           Acquired on        Value            at Fiscal Year End             at Fiscal Year End
            Name            Exercise         Realized     Exercisable   Unexercisable    Exercisable   Unexercisable
----------------------    -------------    -----------    -----------   -------------    -----------   -------------
John R. Barnes               - 0 -         $  - 0 -          -0-          760,979        $    -0-      $    761,158
Edward D. Doherty            - 0 -            - 0 -        160,000        159,104           147,000         207,091
Joseph P. Lahey              - 0 -            - 0 -         75,000        102,570            68,750          96,023
Howard C. Wadsworth          - 0 -            - 0 -         56,000         61,266           103,250          70,220
Michael R. Bakke             - 0 -            - 0 -          -0-           20,684             -0-             -0-


Description of Other Programs


Deferred Stock Unit Plan

         In 1996, Kaneb established its DSU Plan to allow executive officers and other key employees to participate in Kaneb's growth at greater levels than those afforded solely by the traditional method of awarding stock option grants previously utilized by the Company. Under the DSU Plan, as modified in 1998, the Named Executive Officers and other key employees of Kaneb have been given the opportunity, from time to time, to defer a portion of their compensation toward the purchase of DSUs, which are purchased at a value equal to the closing price of Kaneb's Common Stock on the day by which the employee must elect to participate in the Plan (the "Election Date"). During a vesting period of one to three years after the Election Date (which typically coincides with a participant's deferral period), a participant's DSUs vest only in an amount equal to the lesser of the compensation deferred to date or the current market value of the pro-rata portion of DSUs acquired. DSUs may only be distributed through the issuance of a like number of shares of Kaneb's Common Stock on a pre-selected date occurring after the end of the vesting period, but no later than ten years after the Election Date. Each participant in the DSU Plan is awarded, under the Company's 1994 Stock Incentive Plan (the "1994 SIP"), an option to purchase a number of shares of Kaneb's Common Stock equal to one half, one, or one and one-half times the number of DSUs that they agree to purchase, depending upon the length of such participant's deferral period. Stock options issued with respect to the DSU Plan are priced at 100% of the closing price on the date of grant and become fully exercisable over a period of one to five years as determined by the Compensation Committee.


Supplemental Deferred Compensation Plan

         The Supplemental Deferred Compensation Plan (the "SDC Plan") was established to allow executive officers and key employees of Kaneb to defer a portion of their salary that, because of statutory limitations, could not otherwise be set aside for retirement purposes in the Company's 401(k) Plan. The non-qualified SDC Plan permits a participant to defer a portion of his total base salary that is in excess of the amounts elected by the participant to be deferred under Kaneb's 401(k) Plan, but no greater than approximately 6% of his total base salary when such person's SDC Plan deferral is combined with their 401(k) Plan deferral plus the amount by which their 401(k) Plan deferral was reduced due to participation in the DSU Plan. The Company credits contributions to the SDC Plan under the same formula as those contributions made to the 401(k) Plan. However, such contributions and participant deferrals are made to the SDC Plan in the form of DSUs, equivalent in value to 100% of the price of Kaneb's Common Stock at the time of the participant's deferral of salary to the SDC Plan. All amounts deferred under the SDC Plan are memorandum bookkeeping account,  and  such  accounts  do not  bear  interest.  Vesting  in the SDC Plan accounts occurs ratably over the first five years of the participant's employment, in the same manner as the 401(k) Plan. SDC Plan accounts are not distributed until the earlier of a date predetermined by the participant, at the time of a "change of control" of the Company, or a qualifying event substantially similar to qualifying distribution events established under the 401(k) Plan. Distributions from the SDC Plan will be made in the form of shares of the Company's Common Stock. The value of an account at the time of distribution will be equal to the value of the participant's vested DSUs, which are equivalent in value to shares of Kaneb's Common Stock at that time.


Board Compensation Committee Report on Executive Compensation

         The Compensation Committee of the Board of Directors (the "Committee") is responsible for recommending the types and levels of compensation for executive officers of Kaneb. The Committee is comprised of two independent, non-employee Directors, though Mr. Whatley served as an officer of Kaneb prior to 1987. Following thorough review and approval by the Committee, decisions relating to executive compensation are reported to and approved by the full Board of Directors. The Committee has directed the preparation of this report and has approved its contents and its submission to the stockholders. As provided by the rules of the SEC, this report is not deemed to be filed with the SEC nor incorporated by reference into any prior or future fillings under the Securities Act of 1933, as amended, or the Exchange Act.

         In the Committee's opinion, levels of executive compensation should generally be based upon the performance of the Company, the contributions of individual officers to such performance and the comparability to persons with similar responsibilities in business enterprises similar in size or nature to Kaneb. The Committee believes that compensation plans should align executive compensation with returns to stockholders, giving due consideration to the achievement of both long-term and short-term objectives. The Committee believes that such compensation policies and practices have allowed Kaneb to attract, retain and motivate its key executives.

         The compensation of Kaneb's executive officers consists primarily of base salaries and the opportunity to participate in certain incentive arrangements, including, among other programs, the 1994 SIP, the granting of contractual non-qualified stock options, the Company's DSU Plan and the Company's SDC Plan. Certain executive officers have also previously participated in the Company's 1984 Stock Option Plan (the "1984 Option Plan"), which expired in March 1994. The value of these plan benefits directly relates to the future performance of Kaneb's Common Stock. The Committee continues to believe that the utilization of incentive programs that are linked to the performance of Kaneb's Common Stock closely aligns the interests of the executive with those of Kaneb's stockholders. Consistent with all other full-time Company employees, the Named Executive Officers are also eligible to participate in Kaneb's 401(k) Plan. The Committee believes that this plan encourages longer-term employment through gradual service-based vesting of Company contributions. As with other plans offered to Kaneb employees, the 401(k) Plan provides an incentive to Kaneb employees, including the Named Executive Officers, who elect to tie their own financial interests, in part, to those of Kaneb's stockholders by offering larger employer-matching contributions with respect to employee contributions to the 401(k) Plan that are invested in Kaneb's Common Stock than with respect to employee contributions that are directed to other investment options offered under the 401(k) Plan.

         The base salaries of Kaneb's executive officers, including the Chief Executive Officer, are based upon a subjective assessment of each individual's performance, experience and other factors which are believed to be relevant in comparison with compensation data contained in published and recognized surveys. In December 1998, all of the Named Executive Officers, including the Chief Executive Officer, received cost-of-living related base salary increases. The Committee believes that these salary adjustments are appropriate to insure that Kaneb's executive officer compensation remains close to the median level of most of the comparative compensation data. In addition to the foregoing, two of the Company's executive officers, Messrs. Doherty and Lahey, are each eligible to receive, on a year-to-year basis, an incentive bonus based upon the actual operational results achieved, as compared to budget targets, in a given fiscal year by the subsidiaries of the Company that are under their respective direct supervision. Messrs. Wadsworth and Bakke are eligible to receive discretionary incentive bonuses, based upon Kaneb's overall financial achievement and a subjective review of their respective contributions to such achievement. These incentive arrangements have been extended to such executive officers for 1999. The Committee believes that an improvement in earnings from the prior year and a comparison of actual performance versus budget are appropriate standards for measuring performance and directly link the individual participant's total potential remuneration with the accomplishment of established growth targets.

         Eligibility for participation in the various Company plans and the awards granted under 1994 SIP were determined after the Committee had thoroughly reviewed and taken into consideration the respective relative accountability, anticipated performance requirements and contributions to the Company by the prospective participants, including the Named Executive Officers. All outstanding stock options that have been granted pursuant to these plans and programs were granted at prices not less than 100% of the fair market value of the Company's Common Stock on the dates such options were granted. The Committee believes that stock options, deferred stock units, stock appreciation rights and stock grants are a desirable form of long-term compensation that allow the Company to recruit and retain senior executive talent and closely connect the interests of management with stockholder value.

                                          Compensation Committee

                                          James R. Whatley, Chairman
                                          Charles R. Cox


Termination Agreements

         In order to attract and retain qualified employees, Kaneb has periodically entered into termination agreements with key employees of Kaneb and its subsidiaries which provide that the Company will pay certain amounts into an escrow account if a third party takes certain steps which could result in a change-of-control. Under the agreements, a "change-of-control" occurs if, under certain specified circumstances: (i) a third party becomes the beneficial owner of 20% of Kaneb's outstanding Common Stock, or (ii) the incumbent Directors do not constitute a majority of the Board of Directors of the Company; or, (iii) a majority of the fair market value of the assets of the Company is distributed to its stockholders. If a change-of-control occurs and, among other things, the employment of the employee terminates, voluntarily or involuntarily, for any reason, the escrowed sum will be paid to the employee. Messrs. Barnes, Doherty, Lahey and Wadsworth have termination agreements which provide that, in the event that their employment is terminated as a consequence of a change-of-control, the Company will pay each individual an amount equal to 299% of their average annual base salary for the five years prior to the change-of-control. Additionally, Mr. Bakke and two other employees each have similar agreements pursuant to which they would be paid 100% of their respective annual salaries prior to the change-of-control. If such a change-of-control of the Company were to occur at March 15, 1999, an aggregate of $3,550,140 would be payable to these individuals.


Directors' Fees

         In 1998, each non-employee member of the Kaneb Board of Directors was paid an annual retainer of $20,000. Each non-employee Board member was also eligible to participate in programs comparable to the Company's DSU Plan, such as the Company's Non-Employee Directors Deferred Stock Unit Plan (the "Directors DSU Plan").

         During 1998, each incumbent non-employee Director holding office at that time was issued, under the Company's 1996 Directors Stock Incentive Plan (the "1996 Directors SIP"), an option to purchase up to 10,000 shares of the Company's Common Stock at a price of $5.5625, which was 100% of the closing price of the Company's Common Stock on July 23, 1998.

         As of March 15, 1999, incumbent non-employee Directors had been granted, under the 1996 Directors' SIP and pursuant to individual agreements, non-qualified options to purchase a cumulative total of 339,178 shares of Common Stock at an average price of $3.60 per share, representing 100% of the fair market value of the Common Stock on the respective dates of grant, and had purchased a total of 91,047 DSUs at an average price of $3.87 per DSU, under the Directors DSU Plan. Except as stated above, all of such stock options vest immediately and expire at the earlier of ten years from the date of grant or within three months after such person ceases to be a Director of the Company.


Compensation Committee Interlocks and Insider Participation

     Mr. Whatley was an executive officer of the Company prior to 1987 and was a "non-employee" Chairman of the Board until 1990.


                                PERFORMANCE GRAPH

         The following graph compares, for the period January 1, 1994 to December 31, 1998, the cumulative total stockholder return on the Common Stock of Kaneb with the New York Stock Exchange ("NYSE") Market Index and an industry-based index prepared by Media General Financial Services, Inc. The industry-based index is comprised of companies that share the same Standard Industrial Classification ("SIC") code as Kaneb, which consists of companies that offer a diverse array of services. The graph assumes an initial investment of $100 and the reinvestment of all dividends.

                                     [GRAPH]

            Kaneb Services, Inc.         NYSE Market Index        Industry Index

                  100.00                     100.00                    100.00
  1994             73.91                      98.06                     70.34
  1995             84.99                     127.15                     88.16
  1996            122.77                     153.16                    103.99
  1997            195.95                     201.50                    125.81
  1998            151.10                     239.77                    118.25


Market Price of Common Shares

         The closing price of Kaneb's Common Stock on the NYSE on March 15, 1999 was $4.1875 per share.

         SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE STATEMENT

         Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's officers and directors, among others, to file reports of ownership and changes of ownership in the Company's equity securities with the SEC and the NYSE. Such persons are also required by related regulations to furnish the Company with copies of all Section 16(a) forms that they file.

         Based solely on its review of the copies of such forms received by it, the Company believes that, since January 1, 1998, its officers and directors have complied with all applicable filing requirements with respect to the Company's equity securities.


                              INDEPENDENT AUDITORS

         PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") served as the Company's independent accountants to audit the consolidated financial statements of the Company for each of its fiscal years ended December 31, 1997 and December 31, 1996. In September 1998, the Audit Committee of the Board of Directors of
the Company sought proposals from four accounting firms, including PricewaterhouseCoopers and KPMG LLP ("KPMG"), with respect to the audit of the Company's consolidated financial statements for the year ending December 31, 1998. At its meeting on October 30, 1998, the Audit Committee reviewed such proposals, selected KPMG to audit such financial statements and thereafter notified those four firms of its decision. This change in accountants may be construed as a "dismissal" of PricewaterhouseCoopers within the meaning of the rules and regulations of the Securities and Exchange Commission (the "Commission"). By letter dated November 30, 1998, KPMG accepted the engagement to audit the consolidated financial statements of the Company for the year ending December 31, 1998. The reports of PricewaterhouseCoopers on the financial statements of the Company for the years ended December 31, 1997 and December 31, 1996 do not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. However, the Company believes that a disagreement existed as of October 30, 1998, between the Company and PricewaterhouseCoopers involving the timing of an adjustment to the financial statements of the Company to increase the carrying value of its investment in units of limited partnership interests of Kaneb Pipe Line Partners, L.P. (the "Partnership"), of which a subsidiary of the Company serves as the general partner. On August 14, 1998, pursuant to the terms of the partnership agreement of the Partnership, the subordination provisions of the Partnership ended (effective July 1, 1998), and all differences and distinctions between the three classes of limited partnership interests in the Partnership then outstanding automatically ceased. The Company believes that as of July 1, 1998, a difference of approximately $5.9 million exists between the capital attributable to the Company's limited partnership interests at such date and the carrying value on the books of the Company of its investment in such interests. Such difference arose during the period when the Company's interests were subordinated to senior interests. Pursuant to the allocation provisions of the partnership agreement of the Partnership, such subordination resulted in a disproportionate allocation of income and distributions to the senior interests and a disproportionate increase in the capital accounts attributable to the senior interests. Prior to October 30, 1998, PricewaterhouseCoopers had advised the Company that, subject to further discussion and analysis, it was of the view that the full amount of the adjustment should be recorded in income as of the termination of the subordination period. After considering appropriate alternatives, however, the Company believed as of October 30, 1998, that it was appropriate to amortize the differential using the straight-line method over a period of six years. Neither the Audit Committee nor the Board of Directors of the Company discussed these issues with PricewaterhouseCoopers. Had the entire differential been recorded in the third quarter of 1998, in accordance with the advice of PricewaterhouseCoopers, the Company's net income for such quarter would have increased by approximately $5.7 million and its net income in each of the subsequent twenty-three quarters would not include approximately $0.25 million attributable to the adjustment. Other than as described above, during the Company's two most recent fiscal years and the subsequent period through October 30, 1998, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure as defined by the rules and regulations of the Commission, nor did any of the reportable events listed in the rules and regulations of the Commission occur between the Company and PricewaterhouseCoopers. Prior to the selection of KPMG for the Company's 1998 audit, the Company discussed with KPMG certain significant accounting matters of which the Company was aware, including the issue described herein. However, prior to such selection, the Company did not seek the opinion or recommendation of KPMG as to the issue described herein or any other accounting matters. Although representatives of KPMG discussed these matters with the Company, they did not express an opinion or recommendation on them or the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements. The matters previously described were reported in the Company's Current Report on Form 8-K filed on November 6, 1998 with the
Commission. Subsequent to that filing, the Company had discussions with the Staff of the Commission regarding the accounting issue discussed above. After discussions with members of the Staff, the Company determined that the most appropriate accounting method is to defer any adjustment of the differential in the carrying value of its units of limited partnership interests in the Partnership until such time that such investment is disposed of by the Company. The resolution of the issue, which was reported on a Current Report on Form 8-K/A filed on March 9, 1999, had no material effect on the consolidated financial statements of the Company or the Partnership.


                        PROPOSALS FOR NEXT ANNUAL MEETING

         Any proposals of holders of Kaneb Common Stock intended to be presented at Kaneb's Annual Meeting of Stockholders to be held in 2000 must be received by the Company, addressed to Howard C. Wadsworth, Vice President, Treasurer and Secretary of Kaneb, 2435 North Central Expressway, Richardson, Texas 75080, no later than December 1, 1999 to be included in the Proxy Statement and form of proxy relating to that meeting. If the date of the 2000 annual meeting is advanced by more than 30 calendar days or delayed by more than 90 calendar days from the date of the 1999 annual meeting to which this Proxy Statement relates, the Company will inform stockholders of such change and the date by which proposals of stockholders must be received. Additionally, proxies for Kaneb's Annual Meeting of Stockholders to be held in the year 2000 may confer discretionary power to vote on any matter that may come before the meeting unless, with respect to a particular matter, (i) the Company received written notice, addressed to Kaneb's Secretary, not later than December 1, 1999, that the matter will be presented at such annual meeting and (ii) the Company fails to include in its proxy statement for the 2000 annual meeting advice on the nature of the matter and how the Company intends to exercise its discretion to vote on the matter.


                                  OTHER MATTERS

         The Board of Directors knows of no matters other than those described above which are likely to come before the meeting. If any other matters properly come before the meeting, persons named in the accompanying form of proxy intend to vote their proxies in accordance with their best judgment on such matters. A copy of Kaneb's 1998 Annual Report is being mailed, concurrently with the mailing of this Proxy Statement, to stockholders who have not previously received a copy of the Annual Report.

                                       By Order of the Board of Directors


                                       John R. Barnes
                                       Chairman of the Board, President
                                       and Chief Executive Officer
                                       Dated:   March 25, 1999